UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Deluxe Corporation
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April 4, 2022

To Our Shareholders,

As the Compensation and Talent Committee of the Board of Directors of Deluxe Corporation, we are providing this letter to serve as a Report Feedback Statement regarding Glass Lewis’ Proxy Paper for Deluxe Corporation published on March 28, 2022 (“Proxy Paper”). The Proxy Paper recommends an AGAINST vote on proposal 2, our advisory vote on executive compensation.

The Proxy Paper cites concerns regarding our pay for performance, as well as both the design and magnitude of the one-time 2021 Retention and Incentive Program.

Regarding the pay-for-performance concern, we note that the Glass Lewis calculation of pay for our CEO includes $3,250,000 of cash-denominated performance units granted in 2021, the payout of which is dependent on performance through the end of fiscal year 2022. Earned awards, if any, will be paid in the first quarter of fiscal year 2023. In accordance with proxy disclosure rules, we did not report this performance-based potential cash award in the Summary Compensation Table of our 2022 proxy statement. We will report this cash compensation, if earned, in the Summary Compensation Table of next year’s proxy statement. We note that the inclusion of this award in the calculation of pay is inconsistent with Glass Lewis’ methodology of including cash awards when earned as opposed to when granted. If Glass Lewis had excluded this award, we believe its analysis would have concluded that our pay and performance are aligned. We also note that there is little overlap in the peer companies used in the Glass Lewis analysis and the peer companies that are reviewed and approved annually by our Compensation and Talent Committee. Our internal pay-for-performance comparisons using our peer group indicates alignment as opposed to misalignment, and this has been validated by our Independent Compensation Consultant, FW Cook.

In regard to the design and magnitude of the one-time retention award, our rationale for making the award is clearly articulated in our proxy statement and other Securities and Exchange Commission filings. Our board concluded that existing long-term incentives were insufficient to retain executives. After we gained insight through extensive shareholder outreach by contacting our top 50 shareholders, representing approximately 77 percent of our outstanding shares, and meeting with seven of our shareholders representing nearly 20% of our outstanding shares, and after reviewing with FW Cook prevailing market practices, we recommended, and the board approved, these one-time, 100% performance-based awards. These awards were designed with shareholders in mind and are not a part of our ongoing pay practices.

We are committed to a fair and equitable pay-for-performance philosophy. We thank you for your support and ask that you consider a “FOR” vote on Item 2, Advisory Vote on Executive Compensation, in Deluxe’s proxy statement.

Best regards,

/s/ Thomas J. Reddin, Chair

Thomas J. Reddin, on behalf of the Compensation and Talent Committee of the Board of Directors of Deluxe Corporation.

Submitted by:

/s/ Jane Elliott

Jane Elliott, Chief Communications and Human Resources Officer
Phone: 770-833-3500
E-Mail: jane.elliott@deluxe.com